EXHIBIT 99.1

331 32nd Avenue P.O. Box 5128 Brookings, SD 57006 Phone (605) 697-4000 www.daktronics.com. For more information contact Bill Retterath at (800) 605-DAKT (3258)

Daktronics, Inc. announces record first quarter results

Record sales and strong performance in the commercial market highlight first quarter

        Brookings, S.D. – August 18, 2004 — Daktronics, Inc. (Nasdaq — DAKT), today reported fiscal 2005 first quarter net sales of $58.7 million and net income of $5.0 million or $.25 per diluted share, compared with first quarter net sales of $48.9 million and net income of $4.3 million, or $.22 per diluted share, one year ago. Backlog at the end of the quarter was approximately $58 million, compared with a backlog of approximately $56 million at the end of the first quarter of fiscal year 2004.

        “As evidenced by our backlog, our order bookings exceeded sales and were especially strong in our commercial and transportation markets,” said Jim Morgan, president and CEO. Our domestic sports market also performed well in spite of the fact that business in professional sports facilities was down. We continue to book larger orders for display systems for high schools, which is a reflection of the growing market for our products. On the international side of our business, orders and sales were down quarter over quarter. We expect our international business to be lumpy because it consists primarily of large orders. We maintain positive expectations for our international business over the long term,” Morgan stated.

        “The highlight on the international front is the excitement of being a part of the Olympic Games in Athens, Greece, where we have a number of employees supporting Swiss Timing, Ltd., a company of the Swatch Group, providing technical support for Daktronics displays at many of the competition venues. Although the revenue being generated from the project in fiscal 2005 is not significant, it is noteworthy that this is the eighth Olympics in which we have had a major involvement and a testimonial to our ability to perform at that level,” Morgan stated.

        “On the product side of our business, we continue to see great customer acceptance of our outdoor Galaxy displays for on-premise retail advertising, and are particularly pleased with the reception our new color Galaxy products have received in the market- place and how this has driven sales in our commercial market. The growing demand for these products has caused our standard orders to grow nicely as a percent of sales and are an important contributor to our gross margin growth. We also installed our first V-Net controlled digital signage system using our 40-inch LCD product and have begun shipping our new line of ProTable full-color LED courtside scorers tables,” said Morgan.

        “We estimate net sales for the second quarter of fiscal 2005 will be in the range of $60 to $66 million, with earnings in the range of $.22 to $.30 per share. Based on our current backlog, favorable order potential for the foreseeable future, and an expectation that economic conditions will remain stable during the next nine months, our estimates for fiscal 2005 revenues remain unchanged at between $235 million and $250 million and we expect that annual earnings will also increase over the previous fiscal year, taking into consideration the probability of lower a gross profit percentage during the fiscal year,” Morgan added.

        “During the quarter our gross profit percentage exceeded our expectations as a result of stronger performance on a couple large projects which are nearing completion, order mix and other various other factors,” said Bill Retterath, chief financial officer.

        “On operating expenses, we were able to gain some leverage through a reduction in operating expense as a percentage of net sales. Our cash flow from operations for the quarter was down slightly as compared to last year, primarily as a result of a growth in receivables concentrated in a few large projects and a temporary increase in inventory related to our standard commercial products in advance of expected order volume,” said Retterath.

        The Company will webcast its quarterly conference call at 10:00 am (central) on Wednesday, August 18, 2004. To listen to the webcast, go to www.daktronics.com, and click on the icon at the bottom right corner of the screen. Completion of a short registration form, along with Windows® Media Player software, are required to hear the webcast. A replay of the teleconference via the internet will also be accessible shortly after the conclusion of the conference call through www.daktronics.com. A replay of the teleconference accessible by telephone will be available for one week starting at noon Central Time on August 18. To access the replay, call toll-free in the U.S. and Canada 800-633-8284 and enter code #21204781. International callers can dial 402-977-9140 and enter code #21204781 to hear the replay by phone.

        Daktronics has strong leadership positions in, and is one of the world’s largest suppliers of electronic scoreboards, computer-programmable displays, large screen video displays, and control systems. The Company excels in the control of large display systems, including those that require integration of complex multiple displays showing real time information, graphics, animation and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in sport, business and transportation applications, and celebrated its 35th year in business in 2003. For more information, visit the Company’s worldwide web site at http://www.daktronics.com, email the Company at sales@daktronics.com, call toll-free 1-800-DAKTRONICS (800-325-8766) in the U.S., or write to the Company at 331 32nd Avenue, P.O. Box 5128, Brookings, SD 57006-5128.

        Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements reflecting the Company’s expectations or beliefs concerning future events which could materially affect company performance in the future. The Company cautions that these and similar statements involve risk and uncertainties including changes in economic and market conditions, management of growth, timing and magnitude of future contracts, and other risks noted in the company’s SEC filings which may cause actual results to differ materially. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Financial tables are included on the following pages.

— MORE —

Daktronics, Inc. and Subsidiaries
 Consolidated Statements of Income
(in thousands, except earnings per share)
(unaudited)

	Three Months Ended
	July 31,	August 2,
	2004	2003

Net sales	$58,710	$48,918
Cost of goods sold	38,592	31,468

Gross profit	20,118	17,450

Operating expenses:
Selling	7,379	6,429
General and administrative	2,618	2,122
Product design and development	2,238	2,205

	12,235	10,756

Operating income	7,883	6,694

Nonoperating income (expense):
Interest income	311	227
Interest expense	(54)	(234)
Other income (expense), net	77	444

Income before income taxes and minority interest	8,217	7,131
Income tax expense	3,185	2,812

Income before minority interest	5,032	4,319

Minority interest in income of subsidiary	-	(11)

Net income	$5,032	$4,308

Weighted average number of fully diluated shares and
common equivalent shares	20,124	19,804

Earnings per share:
Basic	$0.27	$0.23

Diluted	$0.25	$0.22

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)

	July 31,	May 1,
	2004	2004
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$17,372	$16,255
Accounts receivable, less allowance for doubtful accounts	31,521	28,686
Current maturities of long-term receivables	3,748	3,772
Inventories	21,731	16,604
Costs and estimated earnings in excess of billings	16,213	12,862
Prepaid expenses and other	917	905
Deferred income taxes	5,085	4,524
Income taxes receivable	-	813

Total current assets	96,587	84,421

Advertising rights, net	1,459	1,415
Long term receivables, less current maturities	9,988	10,267
Goodwill, net of accumulated amortization	1,442	1,411
Intangible and other assets	914	920

	13,803	14,013

PROPERTY AND EQUIPMENT:
Land	654	654
Buildings	12,479	12,415
Machinery and equipment	18,981	18,123
Office furniture and equipment	17,065	15,706
Equipment held for rental	4,794	4,581
Transportation equipment	3,172	3,054

	57,145	54,533
Less accumulated depreciation	28,431	26,731

	28,714	27,802

TOTAL ASSETS	$139,104	$126,236

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets (continued)
(in thousands)

	July 31,	May 1,
	2004	2004
	(Unaudited)

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Notes payable	$75	$214
Accounts payable	13,599	12,586
Accrued expenses	12,394	11,611
Current maturities of long-term debt	1,313	1,296
Billings in excess of costs and estimated earnings	9,015	6,761
Customer deposits	3,792	2,829
Income taxes payable	1,572	-

Total current liabilities	41,760	35,297

Long-term debt, less current maturities	1,173	1,498
Deferred income	1,500	1,134
Deferred income taxes	2,898	2,043

	5,571	4,675

TOTAL LIABILITIES	47,331	39,972

SHAREHOLDERS' EQUITY:
Common stock	16,662	16,406
Additional paid-in capital	2,400	2,274
Retained earnings	72,709	67,677
Treasury stock, at cost	(9)	(9)
Accumulated other comprehensive loss	11	(84)

TOTAL SHAREHOLDERS' EQUITY	91,773	86,264

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$139,104	$126,236

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended
	July 31,	August 2,
	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,032	$4,308
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation	1,741	1,532
Amortization	26	43
(Gain) loss on sale of property and equipment	15	(311)
Minority interest in income of subsidiary	-	11
Provision for doubtful accounts	237	177
Deferred income taxes, net	294	(174)
Change in operating assets and liabilities	(3,258)	964

Net cash provided by operating activities	4,087	6,550

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(2,663)	(1,748)
Proceeds from sale of property and equipment	5	666

Net cash used in investing activities	(2,658)	(1,082)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term debt	(313)	(3,879)
Net borrowing (payments) on notes payable	(146)	103
Proceeds from exercise of stock options and warrants	41	82
Proceeds from long-term debt	-	107

Net cash used in financing activities	(418)	(3,587)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	106	24

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,117	1,905

CASH AND CASH EQUIVALENTS BEGINNING OF PERIOD	16,255	9,277

CASH AND CASH EQUIVALENTS END OF PERIOD	$17,372	$11,182